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Exhibit 11

NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES


COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
(In thousands, except per-share data)



                                     THREE MONTHS ENDED     NINE MONTHS ENDED
                                           MAY 31                MAY 31
                                       1995       1994      1995      1994


Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis)     48,382    49,578    48,813    49,571

  Net Income                          $ 25,627  $ 22,928  $ 64,319  $ 58,373

  Primary Earnings per Share              $.53      $.46     $1.32     $1.18


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding                         48,382    49,578    48,813    49,571

  Additional Shares Assuming Exercise
    of Options:
      Options exercised                  1,031       717     1,037       716
      Treasury stock purchased
        with proceeds                     (874)     (636)     (878)     (656)

  Average Common Shares Outstanding
     (as adjusted)                      48,539    49,659    48,972    49,631

  Net Income                          $ 25,627  $ 22,928  $ 64,319  $ 58,373

  Fully Diluted Earnings per Sha          $.53      $.46     $1.31     $1.18

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